Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on March 4, 2020

Registration Statement No. 333-228632-04

*FULL PRICING* $900mm+ AmeriCredit Automobile Receivables Trust 2020-1

Lead Managers: Citi (Str.), RBC Capital Markets, Societe Generale, Wells Fargo

Co-Managers: Barclays, BNP Paribas, Morgan Stanley, JP Morgan

Selling Group: Siebert Williams Shank

CL	AMT (MM)	WAL	F/M	WNDW	L.FINL	BENCH	SPRD	YLD	CPN	$PX

A-1	$191.00	0.19	F1+/P-1	1-4	3/21	YLD	-	1.21395	1.21395	100.00000
A-2-A	$177.78	0.86	AAA/Aaa	4-17	3/23	EDSF	+35	1.104	1.10	99.99874
A-2-B	$70.00	0.86	AAA/Aaa	4-17	3/23	1mL	+35	1ML+35		100.00000
A-3	$215.47	1.96	AAA/Aaa	17-30	8/24	EDSF	+44	1.117	1.11	99.991440
B	$71.01	2.79	AA/Aa2	30-36	1/25	ISWPS	+80	1.487	1.48	99.99339
C	$88.14	3.34	A/A2	36-44	10/25	ISWPS	+90	1.600	1.59	99.98472
D	$86.67	3.76	BBB/Baa2	44-45	12/25	ISWPS	+110	1.813	1.80	99.97748
E	$23.02	–Retained–

–Deal Summary–

BBG Ticker: AMCAR 2020-1

Settle: 3/11/20

First Payment: 4/20/20

Offered Size: $900.07mm

Pricing Speed: 1.50% ABS

Minimum Denoms: 1k x 1k

Format: Public

Exp Ratings: Fitch & Moody’s

–Available Information–

* Preliminary OM and CDI File (attached)

* Intex Deal Name: xacar2001 Password: 66UA

* Link: https://dealroadshow.com Passcode: AMCAR201

CUSIPs:

A-1: 03067D AA3

A-2-A: 03067D AB1

A-2-B: 03067D AC9

A-3: 03067D AD7

B: 03067D AE5

C: 03067D AF2

D: 03067D AG0

E: -Retained-

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing prospectus@citi.com.